Exhibit (a)(25)


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                        Celanese AG             Corporate Center
                        Media Relations         Frankfurter Strasse 111
                                                61476 Kronberg/Ts.
Press Information                               Germany

                                                Europe:
                                                --------
                                                Michael Kraft
                                                Phone: +49 (0)69/30514072
                                                Telefax: +49 (0)69/305 36787
                                                Email: M.Kraft@celanese.com

                                                Phillip Elliott
                                                Phone: +49 (0)69/305 33480
                                                Telefax: +49 (0)69/305 36784
                                                Email: P.Elliott@celanese.com

Management welcomes positive outcome of         USA:
Blackstone takeover offer                       -----
        o 83.6% of outstanding Celanese         Vance Meyer
          shares tendered                       Phone: +01 (972) 443 4847
        o Subsequent acceptance period runs     Telefax: +01 (972) 443 8519
          until April 19, 2004 inclusively      Email:VNMeyer@celanese.com

                                                Date: April 2, 2004

Kronberg, Germany - BCP Crystal Acquisition GmbH & Co. KG announced today that the minimum acceptance conditions for the voluntary public takeover offer for all outstanding shares in Celanese AG have been met. Following the expiry of the acceptance period on March 29, 2004, the final result amounted to 83.6% of outstanding shares. During the subsequent acceptance period, which runs from April 4 until 19, 2004 inclusively, those shareholders who have not yet tendered their shares will have the opportunity to do so at an unchanged offer price of
(euro)32.50 per share.

"We are very pleased that the vast majority of shareholders have accepted the offer and that all conditions for the successful conclusion of the takeover have been satisfied", said Celanese AG chairman Claudio Sonder. "Blackstone is an excellent global financial investor and partner for Celanese and has clearly expressed its support and intended continuation of the growth and productivity strategy we have initiated."

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For further information, shareholders who have not tendered their shares should refer to the reasoned opinions of the Board of Management and the Supervisory Board at http://www.celanese.com. The reasoned opinions are included as exhibits to the solicitation/recommendation statement on Schedule 14D-9, as amended, filed by Celanese AG with the Securities and Exchange Commission (the "SEC"). Investors can obtain for free the Schedule 14D-9, amendments thereto and other documents filed at the SEC, at the SEC's web site http://www.sec.gov. Copies of the Schedule 14D-9 and its amendments may also be obtained for free from Celanese AG at 1-908-522-7784. In addition, the Schedule 14D-9 and its amendments are published on the Internet at Celanese AG's web site http://www.celanese.com.

Celanese AG is a global chemicals company with leading positions in its key products and world class process technology. The Celanese portfolio consists of four main businesses: Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products. The Performance Products business consists of Nutrinova sweeteners and food ingredients. Celanese generated sales of around
(euro) 4.1 billion in 2003 and has about 9,500 employees. The company has 24 production plants and six research centers in 10 countries mainly in North America, Europe and Asia. Celanese AG shares are listed on the Frankfurt stock exchange (stock exchange symbol CZZ) and on the New York Stock Exchange (symbol
CZ). For further information please visit our website (www.celanese.com).